Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:
August 31, 2009	Tony Davis, 318.388.9525 tony.davis@centurytel.com

CenturyLink Announces Voluntary Resignation of Director Steve Davis

MONROE, La…. CenturyLink (CenturyTel, Inc., NYSE: CTL) announced today that Steve Davis, chairman and chief executive officer of Bob Evans Farms, Inc., has voluntarily resigned as a member of CenturyLink’s board of directors effective Sept. 30, 2009.

“We have benefited greatly from Steve’s service as a director,” said CenturyLink Chairman Bill Owens. “His common-sense approach and marketing know-how will be missed, but we fully understand his need to dedicate more time to his family and his business responsibilities.”

Davis joined the CenturyLink board in connection with the company’s July 2009 merger with EMBARQ.  He had previously served on the EMBARQ board of directors since May 1, 2006.  CenturyLink does not intend to fill the vacancy created by Davis’ departure.

“I am very proud to have been associated with EMBARQ and CenturyLink,” said Davis.  “I believe CenturyLink has the team in place to succeed and I wish them the very best as they enter this exciting phase of the company’s history.”

CenturyLink is a leading provider of high-quality voice, broadband and video services over its advanced communications networks to consumers and businesses in 33 states. CenturyLink, headquartered in Monroe, La., is an S&P 500 Company and expects to be listed in the Fortune 500 list of America's largest corporations. For more information on CenturyLink, visit http://www.centurylink.com/www.centurylink.com.